Exhibit 4.15

Execution Copy

THIS NOTE PURCHASE AGREEMENT is made on July 26, 2006

BETWEEN

(1)	Alestra, S. de R.L. de C.V. (the “Issuer”); and

(2)	Deutsche Bank AG, London Branch (the “Bank”).

WHEREAS the Issuer has authorized the creation and issue of one or more promissory notes in an aggregate principal amount not exceeding U.S.$50,000,000.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“AT&T Notice and Consent” means the Notice and Consent dated on or about the date hereof, by and among the Issuer and AT&T Corp.;

“Closing Date” means, subject to Clause 8.2 (Postponed closing), July 27, 2006;

“Collateral” has the meaning specified in the Security Agreement;

“Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent pursuant to the Security Agreement;

“Conditions” means the terms and conditions of the Note as the same may be modified prior to the Closing Date, and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Event of Default” means one of those circumstances described in Condition 6.1 (Events of Default) of the Note;

“Holder” means each person who is registered as the owner of a Note on the register maintained by the Issuer.

“Issue Date” means each date on which one or more Notes may be issued;

“Loss” means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon) related to or arising from the inaccuracy or alleged inaccuracy of any representation and warranty made by the Issuer hereunder or under the Security Documents or any breach or alleged breach by the Issuer of any of its undertakings in this Agreement, the Notes or the Security Documents;

“Material Adverse Effect” means a material adverse effect after the date hereof on (a) the economic or financial condition of the Issuer; (b) the ability of the Issuer to perform its obligations under this Agreement, the Security Documents or any Note; or (c) the validity or enforceability of this Agreement, the Security Documents or the Note or the rights or remedies of the Bank or any Holder hereunder or thereunder;

“Note” means each promissory note of the Issuer, in form and substance set out in Schedule 1 hereto;

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“Registered Financial Institution” shall mean any non-Mexican financing institution (a) registered with the Secretaría de Hacienda y Crédito Público in Mexico for purposes of Article 195 or 196 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), the regulations thereunder (or any successor statute or regulation) and any resoluciones misceláneas thereunder and (b) that is in material compliance with all such regulations.

“Related Party” means, in respect of any Person, any affiliate of that Person or any officer, director, employee or agent of that Person or any such affiliate or any Person by whom any of them is controlled (where the terms “affiliate” and “controlled” have the meanings given to them by the Securities Act and the United States Securities Exchange Act of 1934, as amended, and the regulations thereunder);

“Securities Act” means the United States Securities Act of 1933;

“Security Agreement” means the Security Agreement dated on or about the date hereof, by and between the Issuer and the Collateral Agent;

“Security Documents” means the Security Agreement, the AT&T Notice and Consent and all other documents, instruments and filings to be executed and delivered by the Borrower in favor of the Bank in connection with such agreements and the transactions contemplated thereby;

“U.S.$” and “dollars” denote the lawful currency for the time being of the United States of America.

2.	ISSUE OF THE NOTE

Issuer may issue one or more Notes subject to and in accordance with this Agreement. The Bank undertakes to the Issuer that, subject to and in accordance with the provisions of this Agreement, it will subscribe for the Notes (if any) on the relevant Issue Date at a subscription price payable in cash equal to the face amount of each Note; provided that the Bank shall not be required to subscribe for Notes in an aggregate principal amount exceeding U.S. $50,000,000.

3.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER

3.1	Issuer’s representations

The Issuer represents and warrants to the Bank that:

3.1.1

Authorization: the Issuer has taken all necessary action to approve and authorize the creation and issue of the Notes, the execution of this Agreement and the Security Documents and the undertaking and performance of the obligations expressed to be assumed by it herein and therein;

3.1.2

No breach: the creation, issue and sale of the Notes, the execution of this Agreement and the Security Documents and the undertaking and performance by the Issuer of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, any laws applicable to the Issuer or any agreement or instrument to which it is a party or by which it is bound;

3.1.3

Legal, valid, binding and enforceable: this Agreement and the Security Documents constitute and, upon due execution by or on behalf of the Issuer, the Notes will constitute legal, valid, binding and enforceable obligations of the Issuer;

3.1.4

Status: the payment obligations of the Issuer under the Notes will be a direct, general, unconditional and unsubordinated obligation of the Issuer and will, except to the extent secured pursuant to the Security Documents, rank at least pari passu in priority of payment with all other existing and future unsecured and unsubordinated indebtedness of the Issuer;

3.1.5

Approvals: no Government Approval is required to be taken, fulfilled or done for the issue of the Notes, the carrying out of the other transactions contemplated by this Agreement or the Security Documents or the compliance by the Issuer with the terms of the Notes, this Agreement and the Security Documents as the case may be, except for those which have been (or will, prior to the Closing Date, be) obtained and are (or will, on the Closing Date, be) in full force and effect. As used herein, the term “Government Approvals” means approvals, authorizations, permits, consents, exemptions and licenses of or by, and notices to or filings or registrations with, any national, state or local government or any agency, department, ministry, authority, statutory corporation or other statutory body or juridical entity of any government or any political subdivision thereof or therein, now existing or hereafter created (a “Governmental Authority”);

3.1.6

Taxation: no stamp or other duty is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, Mexico or by any subdivision of or authority therein or thereof having power to tax in connection with the authorization, execution or delivery of this Agreement or the Security Documents or with the authorization, execution, issue, sale or delivery of the Notes and the performance of the Issuer’s obligations under this Agreement, the Security Documents and the Notes;

3.1.7	No Event of Default: no event has occurred which is or would become (with the passage of time, the giving of notice or the making of any determination) an Event of Default;

3.1.8	No Material Adverse Effect: no event or circumstance exists which has had or could have a Material Adverse Effect; and

3.1.9	Security Agreement Representations and Warranties: all representations and warranties of the Issuer set forth in the Security Agreement are true and correct as of the date hereof.

4.	UNDERTAKINGS BY THE ISSUER

4.1	Further Assurances

The Issuer shall execute any and all further documents, agreements and instruments, and take all further action at its own expense that may be required under applicable law, or that the Bank may reasonably request, in order to effectuate the transaction contemplated by this Agreement and the Security Documents.

4.2	Translation

Without limiting the generality of Clause 4.1 (Further Assurances), the Issuer shall upon demand by the Bank in connection with any action to enforce, or potential action to enforce, this Agreement, the Security Documents or the Notes, or any exercise of rights or remedies hereunder or thereunder, cause a certified translation of this Agreement, the Security Documents and the Notes in the Spanish language to be prepared promptly following such demand.

5.	SELLING RESTRICTIONS

5.1	Issuer Representations

The Issuer hereby represents and warrants to the Bank on the date hereof:

5.1.1

Registration of Notes not required: neither the Issuer, nor any of its agencies or affiliates nor any Person acting on behalf of any of them has made any offers or sales of the Notes or any similar securities or otherwise approached or negotiated in respect thereof with any Person other than the Bank except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

5.1.2

No directed selling efforts: neither the Issuer, its affiliates nor any Person acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes and each has complied with the offering restrictions of Regulation S under the Securities Act. Terms defined in this Clause 5.1.2 shall have the meanings given by Regulation S.

5.1.3

POS Regulations: Neither the Issuer, nor any of its agencies or affiliates nor any Person acting on behalf of any of them has made any offers of the Notes to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

5.2	Bank Representations

The Bank hereby represents and warrants to the Issuer on the date hereof:

5.2.1

Regulation S: The Bank understands that the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Bank represents that it has not offered or sold, and agrees that it will not offer or sell, the Notes, or any part thereof, within the United States except in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, the Bank represents and agrees that neither it, its affiliates nor any persons acting on its behalf have engaged or will engage in any directed selling efforts with respect to the Notes. Terms used in this paragraph have the meanings given to them by Regulation S.

5.2.2

Financial Services and Markets Act: The Bank represents and agrees that is has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

6.	INDEMNIFICATION

6.1	Indemnity by Issuer

The Issuer undertakes with the Bank that it will indemnify and hold harmless the Bank or any of the Bank’s Related Parties (each an “Indemnified Person”) from and against any and all Loss which any of them may incur or which may be made against any of them, and will reimburse each Indemnified Person for all costs, charges and expenses which any Indemnified Person may pay or incur, in each case in connection with investigating, disputing or defending any action or claim as such Loss, costs, charges and expenses are incurred. This indemnity will be in addition to any liability which the Issuer may otherwise have. The Bank shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other Person for any amounts paid to it under this Clause.

7.	FEES AND EXPENSES

7.1	Issuer’s costs and expenses

The Issuer is responsible for paying:

7.1.1

Structuring fee: a non-refundable structuring fee in respect of structuring services provided prior to the Closing Date by the Bank to the Issuer in respect of the transactions contemplated hereby, such fee to be in an amount equal to 0.85% of the aggregate principal amount of the Notes, payable on the date such Notes are issued in full;

7.1.2	Professional advisers: all reasonable fees and expenses of the legal, accountancy and other professional advisers in connection with the creation and issue of the Notes; and

7.1.3	Legal documentation: the costs incurred in connection with the preparation and execution of this Agreement, the Security Documents and the Notes.

7.2	Taxes

Any and all payments in respect of the obligations of the Issuer under this Agreement and the Security Documents shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto, imposed or levied at any time, excluding (i) taxes imposed or measured by the Bank’s income or capital by the jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) under the laws of which the Bank is organized, (ii) taxes imposed on or measured by the Bank’s income or capital by the jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) in which the principal place of business or residence (as the case may

be) of the Bank is located, (iii) all other taxes imposed by any jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) outside Mexico except such taxes which arise as a result of the Bank holding the Note, receiving payments thereunder or enforcing payment thereunder or as a result of action taken by the Issuer and (iv) any taxes, levies, imposts, deductions or withholdings to the extent the same arise by reason of the Bank’s failure to be a Registered Financial Institution, unless an Event of Default shall have occurred and be continuing at the time of such payment (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein called “Taxes”). In the event that the Issuer consolidates or merges with or into, or conveys, leases or transfers all or substantially all of its assets to, a Person in a transaction or series of transactions, where the resulting, surviving or transferee person is a company organized and existing under the laws of any jurisdiction (an “Additional Taxing Jurisdiction”) other than Mexico or any political subdivision thereof, in accordance with the terms of the Notes, and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments hereunder, as the case may be, which would not have been required to be so deducted or withheld but for such organization, existence or conduct of business in such Additional Taxing Jurisdiction, then all references to Mexico under this section “—Taxes” will be deemed to also include such Additional Taxing Jurisdiction and any political subdivision thereof.

If the Issuer shall be required by law to deduct any Taxes or any present or future taxes, levies, imposts, deductions, charges or withholdings excluded above, including all interest, penalties or other liabilities with respect thereto, imposed or levied at any time, from or in respect of any sum payable under this Agreement or the Security Documents or in respect thereof to the Bank, (a) with respect to Taxes, the Issuer shall pay such additional amounts (“Additional Amounts”) as may be necessary so that after making all required deductions for Taxes (including deductions applicable to Additional Amounts payable under this Clause 7.2) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (b) the Issuer will make such deductions, (c) the Issuer will pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law before penalties are payable or interest accrues thereon, and (d) if any such penalties are payable or interest accrues, the Issuer shall make payment thereof when due to the appropriate governmental authority and, after each such payment of taxes (including any penalties or interest thereon), the Issuer shall promptly and in any event within 60 days of such payment deliver to the Bank an official receipt or a certified copy thereof evidencing such payment.

7.3	Stamp duties

The Issuer shall pay any stamp duty, issue, registration, documentary or other taxes and duties, including interest and penalties payable on or in connection with the creation, issue and offering of the Notes or the execution of this Agreement and the Security Documents and imposed by Mexico, the United Kingdom or the United States of America or by any subdivision of or authority in any of the foregoing countries, and the Issuer shall indemnify the Bank against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.	CLOSING

8.1	Closing

Subject to Clause 8.3 (Conditions precedent), on or after the Closing Date, on each Issue Date, the Issuer shall deliver one or more Notes, duly executed on behalf of the Issuer, to the Bank.

8.2	Postponed closing

The Issuer and the Bank may agree to postpone the Closing Date to another date not later than August 3, 2006, whereupon all references herein to the Closing Date shall be construed as being to that later date.

8.3	Conditions precedent

The Bank shall only be under obligation to subscribe and pay for the Notes if:

8.3.1	Closing documents: the Bank receives on (or, in the case of the evidence referred to in sub-paragraph (d), on or before) the Closing Date:

(a)	Legal opinions: with respect to each Note, a legal opinion dated each Issue Date and addressed to the Bank from external counsel to the Issuer, substantially in the form set out in Schedule 2 hereto;

(b)	Closing certificate: a closing certificate dated the Closing Date, addressed to the Bank and signed by a duly authorized signatory on behalf of the Issuer in a form acceptable to the Bank;

(c)

Incumbency certificate: a certificate of an authorized signatory of the Issuer setting out the full name, title and true signature of each representative of the Issuer authorized to sign, on behalf of the Issuer, the Notes, this Agreement, the Security Documents and any documents to be delivered by the Issuer pursuant hereto;

(d)	Process agent’s acceptance: evidence that the Person mentioned in Clause 12.3 (Service of Process) has agreed to receive process in the manner specified therein;

(e)

Organizational documents and resolutions: (i) copies of the certificate of incorporation (estatutos), organizational documents and by-laws of the Issuer, and (ii) a notarized copy of resolutions of the governing body of the Issuer approving and authorizing the execution, delivery and performance of this Agreement, the Notes and the Security Documents, in each case certified as of the Closing Date by the Issuer’s secretary or an assistant secretary as being in full force and effect without modification or amendment;

(f)	Security documents: the Security Documents fully executed by the parties thereto, each of which shall be in full force and effect; and

(g)	Redemption notice: the Issuer shall have duly and validly given irrevocable notice of the redemption of the entire outstanding aggregate principal amount of its Senior Notes due 2009 (the “Redemption Notes”) and the Issuer shall have provided the Bank with evidence satisfactory to the Bank of the giving of such notice.

8.3.2	No Material Adverse Effect: on each Issue Date, no event or circumstance has occurred or is in existence which has had or could have a Material Adverse Effect;

8.3.3

Accuracy of representations: the representations and warranties by the Issuer in this Agreement and the Security Documents are true and correct on the date of this Agreement and would be true and correct if they were repeated on the Closing Date and on each Issue Date with reference to the facts and circumstances then subsisting; and

8.3.4	Collateral Account: the Issuer shall have taken all actions required to be taken pursuant to the Security Agreement on or prior to the date thereof.

9.	SURVIVAL

This Agreement shall be binding upon, and inure to the benefit of, the Issuer and the Bank and their respective transferees, successors and assigns; provided that this Agreement shall not be assignable by the Issuer without the prior written consent of the Bank. The representations, warranties, agreements, undertakings and indemnities herein shall continue in full force and effect notwithstanding completion of the arrangements for the issue of the Notes or any investigation made by or on behalf of the Bank or any Related Party.

10.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement between the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

11.	NOTICES

11.1	Addresses for notices

All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

11.1.1	Issuer: if to the Issuer, to it at:

Alestra, S. de R.L. de C.V.

Av. Lázaro Cárdenas No. 2321, 9th Floor

Col. Residencial San Agustin

Garza García N.L. 66260, México

Fax.: +818 625-2303

Att: Mr. Patricio de la Garza

11.1.2	Bank: if to the Bank, to it at:

Deutsche Bank AG, London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Fax: +44 20 7545 3872

Att:

11.2	Effectiveness

Every notice or other communication sent in accordance with Clause 11.1 (Addresses for notices) shall be effective upon receipt by a responsible party at the address or fax number specified therein.

12.	LAW AND JURISDICTION

12.1	Governing law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.2	Jurisdiction

The Issuer hereby irrevocably consents to the jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof in respect of any actions or proceedings brought against it hereunder, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Agreement, the Security Documents or the Notes. The Issuer hereby irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Agreement, the Security Documents or the Notes in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Additionally, the Issuer hereby waives the right to trial by jury and to assert counterclaims in any such proceedings and agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon it and may be enforced in any court of the jurisdiction to which the Issuer is subject by a suit upon such judgment.

12.3	Service of Process

The Issuer agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement, the Security Documents or the Notes against the Issuer in any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, may be made upon CT Corporation System at 111 Eighth Avenue, 13th Floor, New York, New York 10011, whom the Issuer irrevocably appoints as its authorized agent for service of process. The Issuer represents and warrants that CT Corporation System has agreed to act as the agent for service of process for the Issuer. The Issuer agrees that such appointment shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Issuer of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. The Issuer further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to act as the agent for service of process for the Issuer, the Issuer shall appoint without delay another such agent and provide prompt written notice to the Bank of such appointment. With respect to any such action in any court of the State of New York or any United States federal court in the Borough of Manhattan, New York City, New York, United States, service of process upon CT Corporation System, as the authorized agent of the Issuer for service of process, and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer. Nothing in this Clause 12.3 shall affect the right of any party to serve legal process in any other manner permitted by law.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

AS WITNESS the hands of the duly authorized representatives of the parties to this Agreement the day and year first before written.

ALESTRA, S. de R.L. de C.V.

By:	/s/ Sergio Bravo
Name:	Sergio Bravo
Title:	Treasurer

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ John Farrell
Name:	John Farrell
Title:	Vice President

SCHEDULE 1

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OF, A U.S. PERSON, EXCEPT IN ACCORDANCE WITH REGULATION S OR UNDER, OR PURSUANT TO, AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S.

THIS NOTE IS ISSUED UNDER, AND ENTITLED TO THE BENEFITS OF, A NOTE PURCHASE AGREEMENT DATED JULY 26, 2006 BETWEEN THE ISSUER AND THE BANK. THIS NOTE AND ANY OTHER NOTES OUTSTANDING FROM TIME TO TIME UNDER THE NOTE PURCHASE AGREEMENT ARE COLLECTIVELY REFERRED TO AS THE “NOTES”.

ALESTRA, S. de R.L. de C.V.

Issue Date: July 27, 2006

Amount: $50,000,000.00

Number: 1

1.	PROMISE TO PAY; OPTIONAL REDEMPTION

1.1

For value received, Alestra, S. de R.L. de C.V. (the “Issuer”) promises to pay to Deutsche Bank AG, London Branch (the “Bank”), being the person registered in the register maintained by the Issuer (the “Holder”) each amount set forth in Annex A to this Note on the corresponding date set forth in such annex (or on such earlier date as such amounts may become repayable in accordance with the terms hereof), and to pay interest in arrears on each such amount at the rate and on the dates specified herein, together with such additional amounts as may be payable in accordance with the terms hereof, all subject to and in accordance with the terms of this Note.

1.2

In addition to principal payments due pursuant to Section 1.1, the Issuer may, at its option, upon notice as provided in Section 1.2.1, redeem all (but not less than all) of the outstanding Notes on any Payment Date (such Payment Date, the “Redemption Date”) at a redemption price equal to the sum of (a) the then outstanding principal amount of such Notes multiplied by the percentage set forth in the following table plus (b) accrued interest thereon to the Redemption Date plus (c) any additional amounts as may be payable thereon.

Twelve-Month Period From/To (but not including)	Percentage
Issue Date to First Anniversary of Issue Date	104%
First Anniversary of Issue Date to Second Anniversary of Issue Date	102%
Second Anniversary of Issue Date to Maturity Date	101%

1.2.1	With respect to any optional redemption of this Note pursuant to Section 1.2, the Issuer will give the Holder written notice thereof at least 10 and not more than 30 days prior to the Redemption Date, specifying the Redemption Date and the premium payable in respect of such redemption.

2.	INTEREST

2.1

Interest shall accrue on the outstanding principal amount of this Note at a rate of LIBOR plus 1.65% per annum during each applicable Interest Period. Interest accrued for each Interest Period shall be paid in cash on the last day of the Interest Period during which it accrued (each such day, a “Payment Date”). Interest shall be calculated on the basis of a 360-day year and actual days elapsed.

2.1.1

As used herein, “Interest Period” means (i) in the case of the first Interest Period, the period commencing on the Issue Date and ending on November 1, 2006; and (ii) thereafter each period commencing on the last day of the preceding Interest Period and ending on the date three months thereafter, provided, that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond February 1, 2010 (the “Maturity Date”).

2.1.2

On the second London Business Day prior to the commencement of each Interest Period (each, an “Interest Determination Date”), the Determination Agent shall determine “LIBOR” to be applicable to such Interest Period as follows:

(a)

LIBOR for such Interest Period shall equal the average of the rates per annum which appear on Telerate Page 3750 for deposits in dollars, for a period of three months, as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period, divided (and rounded, if necessary, upward to the next whole multiple of 1/16 of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements, if any (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the Interest Determination Date for such Interest Period to (i) any member bank of the United States Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D) or (ii) any lender lending from a lending office in a member state participating in the European Monetary Union by virtue of regulations of the European Central Bank;

(b)	if on any Interest Determination Date, Telerate Page 3750 (or other comparable service reasonably selected by the Holder) is not displayed, the Determination

Agent will request three principal banks in the London interbank market (the “Reference Banks”) to provide the Determination Agent with their offered quotations for deposits in dollars, for a period of three months and in an amount substantially equal to the outstanding principal amount of all Notes outstanding, to prime lenders in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date. If at least two such quotations are provided, LIBOR shall be calculated using the average of such quotations, and divided (and rounded, if necessary, upward to the next whole multiple of 1/16 of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements, if any (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Determination Date to (i) any member bank of the United States Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D) or (ii) any lender lending from a lending office in a member state participating in the European Monetary Union by virtue of regulations of the European Central Bank;

(c)

If (A) fewer than two Reference Banks provide quotations to the Determination Agent to determine LIBOR, or (B) the Determination Agent is advised by the Reference Banks that deposits in dollars are not offered to the Reference Banks in the London interbank market for such Interest Period, LIBOR for such Interest Period shall be LIBOR as determined for the immediately preceding Interest Period.

2.1.3

As used herein, “London Business Day” shall mean a day (other than a Saturday or Sunday) on which banks in London, England generally are open for the conduct of substantially all of their commercial lending activities and on which dealings in dollars are carried on in the London interbank market.

2.1.4

The Determination Agent shall, no later than the Business Day following the related Interest Determination Date, send a notice to the Issuer and the Collateral Agent, in substantially the form of Annex B hereto, by fax or email.

2.2

If any amount due on this Note is improperly withheld or refused or default is otherwise made in the payment thereof, interest shall accrue on such amount (as well after as before any judgment) at the rate of two per cent (2%) per annum above the rate specified in Clause 2.1 until the date on which the relevant payment is made.

3.	PAYMENTS

3.1

All payments in respect of this Note shall be made in Dollars and in immediately available funds, without set-off or counterclaim, by transfer to such Dollar account maintained by the Holder (either inside or outside Mexico) as the Holder may specify to the Issuer for such purpose from time to time; provided that, unless and until an Event of Default has occurred, such payments may be made from the account maintained by the Issuer with the Collateral Agent pursuant to the Security Agreement, and the Holder shall from time to time specify to the Collateral Agent for such purpose a Dollar account maintained by the Holder (either inside or outside Mexico).

3.2

If a Payment Date (or the due date for payment of any amount in respect of this Note) falls on a date which is not a Business Day, the relevant Payment Date (or due date for such amount) will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case the relevant Payment Date (or due date for such amount) will be the first preceding day which is a Business Day.

4.	TAXATION

4.1

Any and all payments by the Issuer under this Note or in respect thereof shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto, imposed or levied at any time, excluding (i) in the case of the Holder, taxes imposed or measured by its income or capital by the jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) under the laws of which the Holder is organized, (ii) in the case of the Holder, taxes imposed on or measured by its income or capital by the jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) in which the principal place of business or residence (as the case may be) of the Holder is located, (iii) all other taxes imposed by any jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) outside Mexico except such taxes which arise as a result of the Holder holding the Note, receiving payments thereunder or enforcing payment thereunder or as a result of action taken by the Issuer and (iv) any taxes, levies, imposts, deductions or withholdings to the extent the same arise by reason of the Holder’s failure to be a Registered Financial Institution, unless an Event of Default shall have occurred and be continuing at the time of such payment (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein called “Taxes”). In the event that a Successor Company (as defined under Section 5.17.1) is organized and existing, or conducts business, under the laws of any jurisdiction (an “Additional Taxing Jurisdiction”) other than Mexico or any political subdivision thereof and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments hereunder, as the case may be, which would not have been required to be so deducted or withheld but for such organization, existence or conduct of business in such Additional Taxing Jurisdiction, then all references to Mexico under this section “—Taxation” will be deemed to also include such Additional Taxing Jurisdiction and any political subdivision thereof.

4.2

If the Issuer shall be required by law to deduct any Taxes or any present or future taxes, levies, imposts, deductions, charges or withholdings excluded above, including all interest, penalties or other liabilities with respect thereto, imposed or levied at any time, from or in respect of any sum payable under this Note or in respect thereof to the Holder, (a) with respect to Taxes, the Issuer shall pay such additional amounts (“Additional Amounts”) as may be necessary so that after making all required deductions for Taxes (including deductions applicable to Additional Amounts payable under this Section (a)) the Holder receives an amount equal to the sum it would have received had no such deductions been made, (b) the Issuer will make such deductions, (c) the Issuer will pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law before penalties are payable or interest accrues thereon, and (d) if any such penalties are payable or interest accrues, the Issuer shall make payment thereof when due to the appropriate governmental authority and, after each such payment of taxes (including any penalties or interest thereon), the Issuer shall promptly and in any event within 60 days of such payment deliver to the Holder an official receipt or a certified copy thereof evidencing such payment.

5.	COVENANTS

5.1	The Issuer covenants and agrees with the Holder that:

(a)

the Issuer shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses, registrations and consents required in or by the laws and regulations of Mexico to enable it lawfully to enter into and perform its obligations under this Note or to ensure the legality, validity, enforceability or admissibility in evidence in Mexico of this Note;

(b)	the Issuer shall ensure that at all times the claims of the Holder against it under this Note rank at least pari passu with the claims of all its other unsecured creditors; and

(c)

the Issuer shall upon demand by the Holder in connection with any action to enforce, or potential action to enforce, this Note, or any exercise of rights or remedies hereunder or thereunder, cause a certified translation of this Note in the Spanish language to be prepared promptly following such demand.

5.2	Corporate Existence

The Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer will not be required to preserve any such right, license or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not adverse in any material respect to the Holder; provided, further, that the foregoing will not prohibit a sale, transfer or conveyance of a Subsidiary of the Issuer or any of its assets in compliance with the terms of this Note.

5.3	Payment of Taxes and Other Claims

The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed (i) upon the Issuer or any of its Restricted Subsidiaries or (ii) upon the income, profits or property of the Issuer or any of the Restricted Subsidiaries and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, could reasonably be expected to become a Lien upon the property of the Issuer or any of the Restricted Subsidiaries; provided, however, that the Issuer will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted.

5.4	Maintenance of Properties

The Issuer shall cause all material properties owned by the Issuer or any of the Restricted Subsidiaries or used or held for use in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Clause 5.4 will prevent the Issuer from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of its business or the business of any of the Restricted Subsidiaries and is not disadvantageous in any material respect to the Holder.

5.5	Insurance

The Issuer shall at all times keep all of its and the Restricted Subsidiaries’ properties which are of an insurable nature insured with insurers, believed by the Issuer in good faith to be financially sound and responsible, against loss or damage to the extent that property of similar character is usually and customarily so insured by corporations in Mexico similarly situated and owning like properties.

5.6	Books and Records

5.6.1

The Issuer shall keep proper books of record and account, in which full and correct entries will be made of all financial transactions and the assets and business of the Issuer and each Restricted Subsidiary of the Issuer in material compliance with GAAP.

5.6.2

The Issuer shall use its best efforts to file with the SEC (for so long as the SEC may require) and provide to the Holder (i) within 90 days after the end of each fiscal year, (x) audited year-end consolidated financial statements of the Issuer and its Subsidiaries (including a balance sheet, statement of operations and statement of cash flows), (y) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 75 days prior to the date such information is furnished (and any other transaction for which such information is available at such time) for the time periods such financial information would be required in a filing on Form 20-F with the SEC at such time; and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (x) unaudited quarterly consolidated financial statements (including a balance sheet, statement of operations and statement of cash flows), (y) the information described in Item 303 of Regulation S K under the Securities Act with respect to such period and (z) all pro forma and historical financial information in respect of any significant transaction consummated more than 75 days prior to the date such information is furnished (and any other transaction for which such information in available at such time) to the extent not previously provided and for the time periods such financial information would be required by SEC regulations at such time. Financial statements of the Issuer contained in any such reports will be prepared in accordance with GAAP and each such report referred to in clause (i) above will contain a reconciliation to U.S. generally accepted accounting principles consistently applied and will be prepared in accordance with the applicable rules and regulations of the SEC.

5.7	Change of Control

Upon the occurrence of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Holder shall have the right to require that the Issuer make an offer to purchase (the “Change of Control Offer”), on a business day (the “Change of Control Payment Date”) not later than 90 days following the Change of Control Date, such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the Change of Control Payment Date, plus accrued and unpaid interest, if any, to any Change of Control Payment Date. Notice of a Change of Control Offer shall be given by the Issuer to the Holder not less than 30 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 10 Business Days and until the close of business on the Change of Control Payment Date.

5.8	Limitation on Indebtedness

5.8.1

The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio would be less than or equal to 4.0 to 1.0.

5.8.2

Notwithstanding the foregoing Clause 5.8.1, the Issuer or the Restricted Subsidiaries (to the extent specified and so long as each Restricted Subsidiary is in compliance with Clause 5.14), may Incur any or all of the following Indebtedness:

(i)	Indebtedness of the Issuer having an aggregate principal amount not to exceed $50 million at any time outstanding;

(ii)

Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (i) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (ii) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(iii)	the Notes and the Existing Notes;

(iv)	Indebtedness outstanding on the Closing Date;

(v)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Clause 5.8.1 or pursuant to paragraph (iii) or (iv) of this Clause 5.8.2 or this clause (v);

(vi)

Indebtedness of the Issuer not to exceed, at any one time outstanding, 2.0 times the sum of (i) the aggregate Net Cash Proceeds received by the Issuer from the issuance and sale of, or capital contribution in respect of, its Capital Stock (other than Disqualified Stock and other than an issuance or sale to a Subsidiary of the Issuer or an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) subsequent to May 17, 1999 (less the amount of such proceeds used to make Restricted Payments as provided in clause 5.9.1(B) or 5.9.2(i)) and (ii) 80% of the Fair Market Value of property (other than cash or cash equivalents) received by the Issuer after May 17, 1999 from the issuance of Capital Stock (other than Disqualified Stock and other than an issuance to a Subsidiary of the Issuer) issued in connection with any acquisition of a company primarily engaged in a telecommunications business; provided, however, that such Indebtedness does not mature prior to the Maturity Date of the Notes and the Average Life of such Indebtedness is greater than that of the Notes;

(vii)

Hedging Obligations consisting of (i) Currency Agreements and (ii) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Issuer pursuant to this Note; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation thereunder;

(viii)	Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly used to purchase Notes pursuant to a Change of Control Offer;

(ix)

Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing such obligations if the Issuer or its Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Issuer or a Restricted Subsidiary in connection with such disposition;

(x)	Strategic Subordinated Indebtedness;

(xi)

Indebtedness arising from the honoring by a bank or other financial institution of a check, or similar instrument inadvertently (except in the case of daily overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three business days of Incurrence;

(xii)

Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Issuer in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Issuer or a Restricted Subsidiary; and

(xiii)

Indebtedness of the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the incurrence of such Indebtedness are reimbursed within 30 days following such drawing or incurrence.

5.8.3

For purposes of determining compliance with this Clause 5.8, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will classify such item of Indebtedness at the time of its Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

5.8.4	Restricted Subsidiaries that are Guarantors of the Notes may guarantee (subject to compliance with Clause 5.14) any Indebtedness incurred by the Issuer in compliance with

Clause 5.8.2 or 5.8.3 above and, for purposes of determining any particular amount of Indebtedness incurred under this covenant, such guarantee shall not be deemed to be the Incurrence of any Indebtedness.

5.9	Limitation on Restricted Payments

5.9.1

The Issuer shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to Clause 5.8.1 or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since May 17, 1999 would exceed the sum of:

(A)

25% of the aggregate amount of the Consolidated Net Income (or if Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Issuer or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following May 17, 1999 and ending on the last day of the last fiscal quarter preceding the date of the proposed Restricted Payment for which reports have been filed with the SEC or provided to the Holder pursuant to Clause 5.6.2; plus

(B)

50% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) and the aggregate cash received by the Issuer as a capital contribution from its stockholders, in each case subsequent to May 17, 1999 (other than (i) from an issuance or sale to a Subsidiary of the Issuer, and (ii) to the extent such Net Cash Proceeds or cash received are used to Incur new Indebtedness pursuant to subclause (vi) of Clause 5.8.2); plus

(C)

the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to May 17, 1999 of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(D)

to the extent not included in Consolidated Net Income, an amount equal to the net reduction (received by the Issuer or any Restricted Subsidiary in cash or Temporary Cash Investments) in Investments (other than Permitted Investments) since May 17, 1999 (including reductions resulting from return of equity capital, repayments of the principal of loans or advances or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or other disposition of Investments), not to exceed, in the case of any Investment, the amount of Investments (other than Permitted Investments) made by the Issuer and its Restricted Subsidiaries in such Person since May 17, 1999.

5.9.2	The provisions of the foregoing Clause 5.9.1 shall not prohibit:

(i)

so long as no Default shall have occurred and be continuing, any Restricted Payment made out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) the proceeds of any such substantially concurrent sale of, or capital contribution in respect of, Capital Stock are not used to Incur new Indebtedness pursuant to clause (b)(vi) of Section 10.11, (B) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments made since May 17, 1999 and (C) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under Clause 5.9.1(B) above;

(ii)

so long as no Default shall have occurred and be continuing, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer which is permitted to be Incurred pursuant to Section 10.11 and having an Average Life that is equal to or greater than the Average Life of the Subordinated Obligations being purchased, redeemed, defeased or otherwise acquired or retired; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments made since May 17, 1999;

(iii)

dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments made since May 17, 1999;

(iv)

so long as no Default shall have occurred and be continuing, the repurchase or other acquisition of shares of, or options to purchase shares of, Capital Stock (other than Disqualified Stock) of the Issuer or any of its Subsidiaries from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock (other than Disqualified Stock); provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1,000,000 in any calendar year and $2,500,000 in the aggregate since May 17, 1999; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(v)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article 8;

(vi)	any Refinancing by the Issuer or its Restricted Subsidiaries of any Indebtedness otherwise permitted to be so Refinanced by Clause 5.8.2 (vii); and

(vii)

so long as no Default shall have occurred and be continuing, Restricted Payments made by the Issuer or its Restricted Subsidiaries in an amount not to exceed $5 million in the aggregate at any time outstanding.

In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.

5.10	Limitation on Affiliate Transactions

5.10.1

The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) unless the terms thereof, taken as a whole, (1) are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, are set forth in writing in an Officers’ Certificate delivered to the Holder, (3) if such Affiliate Transaction involves an amount in excess of $5.0 million, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and who are not employees or officers of, or appointed by, the Affiliate in question and (4) if such Affiliate Transaction involves an amount in excess of $25.0 million, have been determined by a U.S. investment banking firm nationally recognized in the United States or by a nationally recognized expert in the U.S. telecommunications industry with experience in evaluating similar transactions to be fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries.

5.10.2

The provisions of the foregoing Clause 5.10.1 shall not apply to (i) any Restricted Payment permitted to be paid pursuant to Clause 5.9, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment benefit or compensation arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Issuer pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees of the Issuer who are Affiliates in the ordinary course of business, but in any event not to exceed $250,000 in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) or Strategic Subordinated Indebtedness of the Issuer, (viii) any agreement as in effect as of May 17, 1999 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on May 17, 1999, (ix) any employment agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; (x) transactions pursuant to finance agreements or other banking, finance or insurance arrangements with Bancomer S.A. Institución de Banca Múltiple, Grupo Financiero or its Affiliates, if the terms thereof are no less favorable to the Issuer than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate and (xi) transactions pursuant to any agreement with any Permitted Holder or any Affiliate of a Permitted Holder relating to the provision of telecommunications services or equipment so long as (A) the terms thereof are no less favorable to the Issuer than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate and (B) if such Affiliate Transaction (other than the determination of settlement rates) involves an amount in excess of $15.0 million, have been approved by a majority of the members of the Board of Directors who are not employees or officers of, or appointed by, the Affiliate in question.

5.11	Limitation on Sales of Assets and Subsidiary Stock

5.11.1

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and (ii) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by the Issuer and its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after May 17, 1999 in any period of 12 consecutive calendar months exceeds 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet has been filed with the SEC or provided to the Holder pursuant to Clause 5.6.2), then the Issuer shall or shall cause the relevant Restricted Subsidiary:

(A)

first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Issuer or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)

second, to the extent of the balance of such Net Available Cash after application, if any, in accordance with clause (A), to the extent the Issuer elects, to acquire Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)

third, to the extent of the balance of such Net Available Cash after application, if any, in accordance with clauses (A) and (B) (the “Offer Excess Proceeds”), and subject to clause 5.11.2 below, to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by the Issuer) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions set forth in clause 5.11.2 below;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Issuer and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not so applied would be US$10 million or less. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness (other than Subordinated Obligations) of the Issuer or any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Issuer or any Restricted Subsidiary from the transferee that are promptly converted by the Issuer or such Restricted Subsidiary into cash.

5.11.2

In the event of an Asset Disposition that requires an offer to purchase the Notes (and other Senior Indebtedness) pursuant to clause 5.11.1(C) above, the Issuer will be required to purchase (an “Asset Sale Offer”), from all Holders of Notes issued under the Note Purchase Agreement, that aggregate principal amount of Notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof plus, in each case, accrued and unpaid interest, if any, to the purchase date. To the extent that the Offer Excess Proceeds are more than the aggregate purchase price for the Notes tendered pursuant to an Asset Sale Offer, the Issuer or any Restricted Subsidiary may use such excess for general corporate purposes. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Offer Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

Notice of an Asset Sale Offer shall be given by the Issuer to the Holder not more than 20 Business Days after the obligation to make such Asset Sale Offer arises. The Asset Sale Offer shall remain open from the time of mailing for at least 20 Business Days and until 5:00 p.m., New York City time, on the date fixed for Purchase of Notes validly tendered and not withdrawn, which date shall be not later than the 30th Business Day following the notice of such Asset Sale Offer.

5.12	Limitation on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to directly or indirectly Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (in the case of Senior Indebtedness) or prior to (in the case of Subordinated Obligations) the obligations so secured for so long as such obligations are so secured.

5.13	Limitation on Lines of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business.

5.14	Limitation of Guarantees by Restricted Subsidiaries

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, Guarantee or in any other manner become liable with respect to any Indebtedness of the Issuer or any other Restricted Subsidiary of the Issuer (other than Indebtedness under Hedging Obligations in reliance on Clause 5.8.2 (vii) of

Section 10.11), or to Incur any Indebtedness unless, in any such case (a) such Restricted Subsidiary executes and delivers a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary, (b) (x) if any such assumption, guarantee, incurrence or other liability of such Restricted Subsidiary is provided in respect of Senior Indebtedness, the Subsidiary Guarantee shall be pari passu with such Senior Indebtedness and (y) if such assumption, guarantee, incurrence or other liability of such Restricted Subsidiary is provided in respect of any other Indebtedness, the Subsidiary Guarantee shall be senior to such Subordinated Obligations, and (c) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this clause shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

5.15	Limitation on the Sales or Issuance of Capital Stock of Restricted Subsidiaries

The Issuer shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Issuer or a Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Issuer nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary, (iii) if required, the issuance, transfer, conveyance, sale or other disposition of directors’ qualifying shares, (iv) in a transaction in which, or in connection with which, the Issuer or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction, (v) Disqualified Stock of a Restricted Subsidiary Incurred to Refinance Disqualified Stock of such Restricted Subsidiary; provided, however, that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being Refinanced or (vi) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under Section 10.13 if made on the date of such issuance, sale or other disposition.

5.16 Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer, (b) make any loans or advances to the Issuer or (c) transfer any of its property or assets to the Issuer, except:

(i)

any encumbrance or restriction pursuant to an agreement in effect at or entered into on May 17, 1999 and any amendments, modifications, restatements, renewals or supplements thereof so long as the terms thereof are not materially less favorable to the Holders of the Notes than those in effect on May 17, 1999;

(ii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(iii)

any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv)

any such encumbrance or restriction consisting of customary non-assignment provisions in licensing agreements or leases governing leasehold interests to the extent such provisions restrict the transfer of the license, lease or the property leased thereunder;

(v)

in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(vi)

any such encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property;

(vii)

any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(viii)

any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness, or under any documents providing for Capital Lease Obligations, of a Restricted Subsidiary which are not prohibited by Clause 5.12 to the extent such encumbrances or restrictions restrict the assignment or transfer of the property or assets subject to such security agreements or mortgages, or subject to such Capital Lease Obligations;

(ix)	any encumbrance or restriction existing under or by reason of applicable law or regulations;

(x)	any encumbrance or restriction contained in contracts for sales of assets otherwise permitted by this Note;

(xi)

any encumbrance or restriction pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above in the property so acquired;

(xii)

any encumbrance or restriction contained in any agreement pursuant to which Indebtedness is issued if (A) the encumbrance or restriction either (1) applies only in the event of a payment default or (2) is contained in one or more credit agreements and (B)

the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Issuer) based on market conditions in effect at the time such encumbrance or restriction is created;

(xiii)

any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Closing Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(xiv)	customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements.

5.17	CONSOLIDATION, MERGER, SALE OF ASSETS

5.17.1

The Issuer will not consolidate or merge with or into or convey, lease or transfer all or substantially all of its assets to, any Person in a single transaction or through a series of transactions, unless: (a) the resulting, surviving or transferee person (the “Successor Company”) shall be a company organized and existing under the laws of Mexico, the United States or any State thereof or the District of Columbia; (b) the Successor Company (if not the Issuer) shall expressly assume all of the obligations of the Issuer under the Notes, the Security Documents and the Note Purchase Agreement; (c) immediately after giving effect to such transaction on a pro forma basis the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Clause 5.8.1; (d) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Holders an Officers’ Certificate and Opinion of Counsel each stating that such consolidation, merger or transfer, and such supplemental indenture (if any) complies with this covenant.

5.17.2

Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes with the same effect as if such successor corporation had been named as the Issuer therein and thereafter, the Issuer shall be discharged from all obligations and covenants under the Notes.

6.	EVENTS OF DEFAULT

6.1	If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)	the Issuer fails to pay any amount due under this Note when due and such failure continues for a period of 5 days from the date on which such payment is due; or

(b)	the Issuer fails duly to perform or observe any term of Clause 5.2, 5.7 or 5.11 hereof or Section 3 or 5 of the Security Agreement; or

(c)

the Issuer fails duly to perform or observe any other term or obligation contained in this Note or the Security Documents and such failure shall continue unremedied for 30 days after written notice thereof shall have been given from the Holder to the Issuer; or

(d)

any representation, warranty, certification or statement made or deemed to be made by the Issuer in the Note Purchase Agreement, the Security Documents, this Note or any certificate, financial statement or other document delivered pursuant to or in connection with the issuance of this Note shall prove to have been incorrect in any material respect when made or repeated (or deemed made or repeated); or

(e)

Indebtedness of the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid and accelerated exceeds $10 million and such defaulted payment is not made, waived or extended or such acceleration has not been rescinded or annulled, in each case within 30 days of such payment default or such acceleration, as the case may be; or

(f)	the rights granted by the Concession shall for any reason be terminated and such termination shall not have been discharged, waived or stayed for a period of 60 days from such termination; or

(g)

any final judgment or decree by a court or other adjudicatory authority of competent jurisdiction (not subject to appeal) for the payment of money in excess of $10 million (which is not covered by third party insurance as to which the insurer has not disclaimed coverage) is entered against the Issuer or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed;

(h)	the Issuer or any Significant Subsidiary of the Issuer pursuant to or under or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case or proceeding;

(ii)	consents to the making of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;

(iii)	consents to the appointment of a Custodian of it or for substantially all of its property;

(iv)	makes a general assignment for the benefit of its creditors;

(v)	files an answer or consent seeking reorganization or relief;

(vi)	shall admit in writing its inability to pay its debts generally; or

(vii)	consents to the filing of a petition in bankruptcy;

(i)

a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Issuer or any Significant Subsidiary and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days; or

(j)

a custodian is appointed out of court with respect to the Issuer or any Significant Subsidiary or with respect to all or any substantial part of the assets or properties of the Issuer or any Material Restricted Subsidiary;

then, and in every such event, and at any time thereafter during the continuance of such event, the Holder of this Note may, by notice in writing given to the Issuer, declare this Note immediately due and payable whereupon the entire unpaid principal amount of this Note and all other amounts payable in respect of this Note shall become and be forthwith due and payable, without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Issuer.

7.	NOTICES

7.1

All notices and communications hereunder shall be made in writing and in English and, in the case of the Issuer or the Collateral Agent, shall be sent to the Issuer or the Collateral Agent respectively at the address specified below or to such other address as the Issuer or the Collateral Agent has by prior notice specified to the Holders and, in the case of the Holder, shall be sent to the Holder at the address specified on the register maintained by the Issuer:

Notice details of the Issuer:

Alestra, S. de R.L. de C.V.

Av. Lázaro Cárdenas No. 2321, 9th Floor

Col. Residencial San Agustin

Garza García N.L. 66260, México

Attention: Mr. Patricio de la Garza

Fax: +818 625-2303

Notice details of the Collateral Agent:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005, U.S.A.

Attention: Trust and Securities Services – Project Finance

Fax Number: 732-578-4636

7.2	Every notice or other communication sent in accordance with Section 7.1 shall be effective upon receipt by a responsible party at the address or fax number specified therein.

8.	INDEMNITY

8.1

The Issuer undertakes with the Holder that it will indemnify and hold harmless the Holder or any of the Holder’s Related Parties (each an “Indemnified Person”) from and against any and all Loss which any of them may incur or which may be made against any of them, and will reimburse each Indemnified Person for all costs, charges and expenses which any Indemnified Person may pay or incur in connection with investigating, disputing or defending any action or claim as such costs, charges and expenses are incurred. This indemnity will be in addition to any liability which the Issuer may otherwise have. The Holder shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other Person for any amounts paid to it under this Clause 8.1.

8.2

The currency in which this Note is denominated (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by the Issuer in respect of this Note, including damages. Any amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment, order of a court of any jurisdiction or otherwise) by the Holder in respect of any sum expressed to be due to it from the Issuer under this Note shall only constitute a discharge to the Issuer to the extent of the amount in the Contractual Currency which the Holder is able to purchase in accordance with normal banking procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that amount is less than the amount in the Contractual Currency expressed to be due to the Holder in respect of this Note, the Issuer shall indemnify the Holder against any loss sustained by the Holder as a result, and if that amount exceeds the amount in the Contractual Currency expressed to be due to the Holder in respect of this Note, the Holder shall indemnify the Issuer against any loss sustained by the Issuer as a result. In any event, the Issuer shall indemnify the Holder against any cost of making such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Holder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due in respect of this Note or any other judgment or order. Any such loss aforesaid shall be deemed to constitute a loss suffered by the Holder and no proof or evidence of any actual loss will be required by the Issuer.

9.	WAIVER AND INDEMNITIES

No failure to exercise, and no delay in exercising, on the part of the Holder, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right. Rights hereunder shall be in addition to all other rights provided by law. No notice or demand given in any case shall constitute a waiver of rights to take other action in the same, similar or other instances without such notice or demand.

10.	ASSIGNMENT AND TRANSFER

10.1

The Issuer may not assign its rights or transfer its obligations under this Note, in whole or in part, without the prior written consent of the Holders of all Notes, and any purported assignment or transfer without such consent shall be void.

10.2

The Holder may transfer this Note to any Person, in whole or in part, without the consent of the Issuer. Any such transfer shall be recorded on the register maintained by the Issuer. Upon due surrender for registration of transfer of this Note, duly endorsed in favor of the transferee, the Issuer will issue a new note for a like principal amount to the transferee, upon payment of any tax or other governmental charge payable in connection with such issuance. Upon any such transfer, the transferee shall notify the Issuer and the Collateral Agent of the principal amount transferred and provide to the Collateral Agent the account information described in Section 3.1. The Issuer and the Collateral Agent may treat the Holder as the owner hereof for all purposes. A Holder may exchange this Note for Notes in denominations of U.S.$ 100,000 or any multiple thereof upon surrender of this Note to the Issuer.

11.	PARTIAL INVALIDITY

If at any time any provision of this Note is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, neither the validity, legality or enforceability of the remaining provisions hereof nor the validity, legality or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

12.	THE COLLATERAL AGENT

12.1

The Holder hereby irrevocably authorizes the Collateral Agent, on behalf of and for the benefit of all Holders of the Notes, to be the agent for and representative of the Holders with respect to the Security Documents, and to take such action on such Holder’s behalf and to exercise such powers, rights and remedies hereunder and under the Security Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the Security Documents. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent hereby agrees to act upon the express conditions contained herein and in the Security Documents, as applicable. The Collateral Agent shall not have, by reason hereof or any of the Security Documents, a fiduciary relationship in respect of any Holder; and nothing herein or any of the Security Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the Security Documents except as expressly set forth herein or therein.

12.2

The provisions of this Section 12 are solely for the benefit of the Collateral Agent and the Holders and none of the Issuer or any of its affiliates or related parties shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Issuer or any of its affiliates or related parties.

12.3	Anything contained in any of the Security Documents to the contrary notwithstanding, the Holder hereby agrees that (i) no Holder shall have any right individually to realize upon any of the

Collateral, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Holder may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Holders collectively as secured parties (but not any Holder or Holders in its or their respective individual capacities unless Requisite Holders (as defined in the Security Agreement) shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale. The Holder, by accepting this Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Security Document and each other document required to be approved by the Collateral Agent or any Requisite Holders or Holders, as applicable. Without limiting the foregoing, the Holder agrees (i) to the limitations regarding the Collateral Agent’s liabilities set forth in the Security Agreement, and (ii) to indemnify and hold harmless the Collateral Agent pursuant to the terms of the Security Agreement.

12.4

The Holder represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Issuer and its affiliates in connection herewith and that it has made and shall continue to make its own appraisal of the creditworthiness of the Issuer and its affiliates. The Collateral Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the issuance of the Notes or at any time or times thereafter, and the Collateral Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

13.	LAW AND JURISDICTION

13.1	This Note is governed by, and shall be construed in accordance with, the law of the State of New York.

13.2

The Issuer hereby irrevocably consents to the jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof in respect of any actions or proceedings brought against it hereunder, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Note Purchase Agreement, the Security Documents or the Notes. The Issuer hereby irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with the Note Purchase Agreement, the Security Documents or the Notes in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Additionally, the Issuer hereby waives the right to trial by jury and to assert counterclaims in any such proceedings and agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon it and may be enforced in any court of the jurisdiction to which the Issuer is subject by a suit upon such judgment.

13.3

The Issuer agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with the Note Purchase Agreement, the Security Documents or the Notes against the Issuer in any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, may be

made upon CT Corporation System at 111 Eighth Avenue, 13th Floor, New York, New York 10011, whom the Issuer irrevocably appoints as its authorized agent for service of process. The Issuer represents and warrants that CT Corporation System has agreed to act as the agent for service of process for the Issuer. The Issuer agrees that such appointment shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Issuer of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. The Issuer further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to act as the agent for service of process for the Issuer, the Issuer shall appoint without delay another such agent and provide prompt written notice to the Holder of such appointment. With respect to any such action in any court of the State of New York or any United States federal court in the Borough of Manhattan, New York City, New York, United States, service of process upon CT Corporation System, as the authorized agent of the Issuer for service of process, and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer. Nothing in this Clause 13.3 shall affect the right of any party to serve legal process in any other manner permitted by law.

14.	CERTAIN DEFINED TERMS.

“Additional Assets” means (i) telecommunications assets (other than Indebtedness and Capital Stock); (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a telecommunications business.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Issuer and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Issuer and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth in the most recent quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Holder pursuant to Clause 5.6.2.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Clauses 5.9, 5.10 and 5.11 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors’

qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary or (iii) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary; provided, however, that the following shall not constitute Asset Dispositions: (A) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary, (B) for purposes of Section 10.15 only, a disposition that constitutes a Restricted Payment permitted by Section 10.13, (C) exchanges of telecommunications assets for other telecommunications assets where the Fair Market Value (as determined by the Issuer’s Board of Directors) of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or, if less, the difference is received in cash and such cash is Net Available Cash, (D) a disposition that is governed by the provisions under Clause 5.17, (E) a disposition of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets, (F) dispositions with respect to sales of capacity and rights of use in the Issuer’s network, (G) disposition resulting from the foreclosure of a Permitted Lien; (H) dispositions in connection with the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (I) a sale-leaseback of assets within one year of the acquisition of such assets, (J) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (K) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (L) any Equity Offering by the Issuer, (M) a transaction or series of transactions that results in a Change of Control, (N) the sale or other disposition of Temporary Cash Investments, (O) a Restricted Payment permitted by or a Permitted Investment that is not prohibited by Clause 5.9, or (P) dispositions of assets with a fair value of less than $1,000,000 in any fiscal year.

“AT&T Notice and Consent” means the Notice and Consent dated on or about the date hereof, by and among the Issuer and AT&T Corp.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bankruptcy Law” means Title 11, United States Code, the Mexican Law of Commercial Reorganizations (Ley de Concursos Mercantiles) or any similar federal or state law relating to bankruptcy, insolvency, receivership, winding-up, suspension of payments, liquidation, reorganization or relief of debtors or the law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, suspension of payments, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, receivership, winding-up, dissolution, “concordate” or reorganization, or appointing a Custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Board” or “Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than Saturday or Sunday which is not a legal holiday in the city of New York, the United States or Mexico.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, partes sociales, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following events:

(i) at any time, other than as a result of a Permitted Merger, (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall become the “beneficial owner” (as defined in Rules l3d-3 and l3d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer and (b) the Permitted Holders beneficially shall own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

(ii) whether as a result of a Permitted Merger or not, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or whose nomination for election by the shareholders of the Issuer was approved by a vote of 66-2/3% of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or who are designees of the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors then in office;

(iii) whether as a result of a Permitted Merger or not, AT&T ceases to be the “beneficial owner” (as defined in clause (i) above), directly or indirectly, of 24.5% or more in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by the Issuer or otherwise; provided however, that the Series N Limited Voting Rights Stock shall not be included in any calculation of total voting power of the voting equity interests of the Issuer or any Successor Company for the purposes of this clause (iii) regardless of whether the Permitted Holders hold a number of shares of the Capital Stock of the Issuer sufficient to allow the Permitted Holders to elect a majority of the directors of the Board of Directors;

(iv) other than, in each case, as a result of a Permitted Merger, the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer and its Subsidiaries taken as a whole to another Person (in each case other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

(v) any transaction or series of transactions, (i) where Onexa directly or Onexa’s Parent(s) or any Affiliate of Onexa indirectly transfers 50% or more of its Equity Interests to one or more Third Parties, regardless of whether such Transaction includes AT&T’s Equity Interest or (ii) resulting in any Material Equity Interest in the Partnership being held by a Global Competitor. Except where defined in this Note or where modified by this Note, the capitalized terms used in this clause (v) shall have the meaning given them in the Second Amended and Restated Joint Venture Agreement dated as of October 17, 1996, establishing Alestra for the purpose of providing telecommunications services in the United Mexican States (including any amendment, addendum or supplement thereto prior to the date hereof).

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent under the Security Agreement.

“Concession” means the long distance telecommunications concession and the local service concession granted to the Issuer by the Secretaria de Communicaciones y Transportes.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Issuer and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Issuer or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Issuer or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Issuer or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust. Consolidated Interest Expense shall not include amortization of debt issuance cost.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries calculated on a consolidated basis as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such determination (such fiscal quarter being herein called the “most recent fiscal quarter”) to (ii) EBITDA for the most recent fiscal quarter (the “Reference Period”) for which financial statements of the Issuer have been filed with the SEC or provided to the Holder pursuant to clause 5.6.2 multiplied by four; provided, however, that

(1) if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the end of the Reference Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been outstanding as of the end of the most recent fiscal quarter and to the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such new Indebtedness had been Incurred and such other Indebtedness had been discharged as of the end of such fiscal quarter,

(2) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness that was outstanding as of the end of such fiscal quarter is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis as if such discharge has occurred as of the end of such fiscal quarter and EBITDA shall be calculated as if the Issuer or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of the Reference Period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including by way of merger or consolidation), EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such Reference Period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Issuer or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

“Consolidated Net Income” means, for any period, the net income of the Issuer and its consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (to the extent included in calculating consolidated net income):

(i) any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Issuer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(ii) any net income (or loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that (A) subject to the exclusion contained in clause (iv) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Issuer, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(v) extraordinary gains (but not losses);

(vi) any net income to the extent attributable to a Telecommunications Capital Asset Disposition; and

(vii) the cumulative effect of a change in accounting principles.

“Cumulative Interest Expense” means, at any date of determination, the aggregate amount of Consolidated Interest Expense Incurred by the Issuer from and after the first day of the fiscal quarter of the Issuer following the end of the most recent fiscal quarter of the Issuer preceding the Closing Date to the end of the most recent fiscal quarter of the Issuer ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed solely to protect such Person against fluctuations in currency values.

“Custodian” means any receiver, interim receiver, receiver and manager, receiver-manager, trustee, assignee, liquidator, sequestrator, síndico or similar official under any Bankruptcy Law or any other law respecting secured creditors and the enforcement of their security or any other person with like powers whether appointed judicially or out of court and whether pursuant to an interim or final appointment.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Determination Agent” means the Bank, so long as the Bank is a Holder of any Note, and otherwise such Holder of a Note as is designated by the Bank by a notice in writing to the Collateral Agent and the Issuer.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the earlier of the Maturity Date of this Note and the date on which this Note has been repaid in full.

“EBITDA” for any period means the (i) sum of Consolidated Net Income, plus Consolidated Interest Expense (to the extent such amount was deducted in calculating Consolidated Net Income) plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income and asset tax expense of the Issuer and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Issuer and its consolidated Restricted Subsidiaries, (c) amortization expense of the Issuer and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (d) foreign exchange losses that are reported below the “operating loss (profit)” (or equivalent) line on the Issuer’s statement of results of operations, (e) all other non-cash charges of the Issuer and its consolidated Restricted Subsidiaries (including monetary losses and equity in losses of Persons that are not Restricted Subsidiaries but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and (f) other expenses, in each case for such period minus (ii) the sum of the following to the extent increasing Consolidated Net Income: (a) foreign exchange gains that are reported below the “operating loss (profit)” (or equivalent) line on the Issuer’s statement of results of operations, (b) other income and (c) all other non-cash items of the Issuer and its consolidated Restricted Subsidiaries (including monetary gains and equity in earnings of Persons that are not Restricted Subsidiaries but excluding any such non-cash item to the extent that it results in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any public or private offering by the Issuer for cash of Capital Stock (other than Disqualified Stock).

“Existing Notes” means (i) all Indebtedness incurred by the Issuer under the indentures dated May 17, 1999 and (ii) the Senior Notes due 2010 issued under the indenture dated as of •, 2003.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property (including Capital Stock), the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Issuer acting in good faith and shall be evidenced by a resolution of the Board of Directors of the Issuer delivered to the Holder.

“GAAP” means generally accepted accounting principles in Mexico as in effect on the Closing Date. All ratios and computations shall be computed in conformity with GAAP applied on a consistent basis and using constant peso calculations.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for, provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(ii) all Capital Lease Obligations of such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and other monetary obligations to trade creditors existing on the Closing Date);

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 20th Business Day following payment on the letter of credit);

(v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the amount of the liability in respect thereof determined in accordance with GAAP and (B) Indebtedness shall not include any liability for foreign, Federal, state, local or other taxes. For purposes of calculating the Consolidated Leverage Ratio, the amount of Indebtedness outstanding at any time of determination for Hedging Obligations shall not exceed the amount of net payments due thereunder.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate floor or cap agreement or other financial agreement or arrangement designed solely to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement or other commercially reasonable extension of trade credit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Clause 5.9, (i) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loss” means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon) related to or arising from the inaccuracy or alleged inaccuracy of any representation and warranty made by the Issuer in connection with this Note, the Note Purchase Agreement or the Security Documents or any breach or alleged breach by the Issuer of any of its undertakings in this Note, the Note Purchase Agreement or the Security Documents.

“Material Adverse Effect” means a material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Issuer and its subsidiaries, considered as one entity.

“Mexico” means the United Mexican States.

“Net Available Cash” from an Asset Disposition means payments in cash or cash equivalents received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition, (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition and (v) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by an Officers’ Certificate; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of this Note as a new Asset Disposition at the time of such reduction with Net Available Cash equal to the amount of such reduction.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Purchase Agreement” means the note purchase agreement dated July 26, 2006 between the Issuer and Deutsche Bank AG, London Branch relating thereto.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, a Vice Chairman, the President or a Vice President, and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, of the Issuer and delivered to the Holder.

“Payment Date” has the meaning specified in Section 2.1.

“Permitted Holders” means AT&T Corp., AT&T Telecom Mexico Inc., Onexa, S.A. de C.V., Alfa, S.A. de C.V. and Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer and their respective Affiliates.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in (i) the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a telecommunications business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a telecommunications business; (iii) Temporary Cash Investments; (iv) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 10.15; (ix) Hedging Obligations permitted to be incurred under Section 10.11; and (x) any Person principally engaged in a telecommunications business; provided, however, that the aggregate amount of Investments made pursuant to this clause (x) shall not exceed $10.0 million at any one time outstanding.

“Permitted Liens” means, with respect to any Person, (a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness permitted to be Incurred pursuant to Clause 5.8.2(i); provided, however, that all liens permitted pursuant to clauses (f), (i) and (j) of this definition of Permitted Liens shall be limited in the aggregate to $50.0 million at any one time outstanding; (g) Liens in favor of the Issuer; (h) Liens existing on May 17, 1999; (i) Liens on property or shares of Capital Stock of another Person (the “Acquired Person” ) at the time the Acquired Person becomes a Subsidiary of such Person (the “Acquiror”) ; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Acquired Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by the Acquiror or any of its Subsidiaries; and provided further, however, that all liens permitted pursuant to clauses (f), (i) and (j) of this definition of Permitted Liens shall be limited in the aggregate to $50.0 (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (1) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be, Incurred under Clause 5.8, secured by a Lien on the same property as secures such Hedging Obligations; (m) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and (n) Liens incurred in the ordinary course of business of the Issuer and its Subsidiaries with respect to obligations that do not exceed $2 million at any one time outstanding; (o) rights of financial institutions to set off and chargeback arising by operation of law; or (p) the Liens created pursuant to the Security Agreement. Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to Clause 5.11. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Merger” means any merger of the Issuer with another company whose principal business is to provide telecommunications services in Mexico; provided that any consideration, other than the assumption of indebtedness, provided by the Issuer in connection with such merger is solely in the form of stock or other equity securities, and any such consideration received by the Issuer’s shareholders from the Issuer, any acquired company or any surviving company for the shareholders’ equity securities in connection with such merger is solely in the form of stock or other equity securities of the company with which the Issuer is merged, any surviving company or any acquiring company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Peso” denotes the lawful currency of Mexico.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, replace, substitute, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such, indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on May 17, 1999 or Incurred in compliance with this Note, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and (iv) if the Indebtedness being refinanced is subordinate or junior to the Notes, such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Issuer or (y) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registered Financial Institution” shall mean any non-Mexican financing institution (a) registered with the Secretaría de Hacienda y Crédito Público in Mexico for purposes of Article 195 or 196 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), the regulations thereunder (or any successor statute or regulation) and any resoluciones misceláneas thereunder [and (b) that is in material compliance with all such regulations].

“Restricted Payment” with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than pro rata (or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of equal or greater value) dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock), (iii) the voluntary purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition or any purchase, repurchase, redemption or other acquisition or prepayment thereof in connection with any Refinancing thereof permitted by this Note) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of this Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Security Agreement” means the Security Agreement dated on or about the date hereof, by and among the Issuer and the Collateral Agent.

“Security Documents” means the Security Agreement, the AT&T Notice and Consent and all other documents, instruments and filings to be executed and delivered by the Borrower in connection with such agreements and the transactions contemplated thereby.

“Senior Indebtedness” means with respect to any Person (i) Indebtedness of such Person, whether outstanding on May 17, 1999 or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the applicable Subsidiary Guaranty; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary, (2) any liability for foreign, Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Note.

“Series N Limited Voting Rights Stock” means any stock of the Issuer (a) issued pursuant to Article 6 of the bylaws of the Issuer that is non-ordinary stock with full economic rights and limited voting rights that include only extensions of the duration of the Issuer, anticipated dissolutions of the Issuer, changes of corporate purpose of the Issuer, changes of nationality of the Issuer, transformation and merger of the Issuer and (b) which is not used to determine the percentage of foreign ownership for the purposes of the Foreign Investment Law of Mexico.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the redemption or repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Strategic Subordinated Indebtedness” means Indebtedness of the Issuer which by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, is expressly made subordinate in right of payment to the Notes.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on May 17, 1999 or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Telecommunications Capital Asset Disposition” means the transfer, conveyance, sale, lease or other disposition of feasibility studies, dark fiber and/or conduit and components of the conduit system, the proceeds of which are treated as revenues by the Issuer in accordance with GAAP.

“Temporary Cash Investments” means any of the following:

(i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust Issuer has capital, surplus and undivided profits, aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor,

(iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

(iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-l” (or higher) according to Standard and Poor’s Ratings Group,

(v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.,

(vi) Certificados de la Tesorería de la Federación (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos) issued by the Mexican government and maturing not more than 180 days after the acquisition thereof,

(vii) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above,

(viii) demand deposit accounts with U.S. banks (or Mexican banks specified in clause (ix) of this definition) maintained in the ordinary course of business, and

(ix) certificates of deposit, bank promissory notes and bankers’ acceptances denominated in Pesos, maturing not more than 180 days after the acquisition thereof and issued or Guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and which are not under intervention or controlled by the Instituto de la Protección al Ahorro Bancario or any successor thereto.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, the Issuer could make a Restricted Payment in an amount equal to the greater of the Fair Market Value and the book value of such Subsidiary under Clause 5.9. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Issuer could Incur $1.00 of additional Indebtedness under Clause 5.8.1 and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Holder by promptly delivering to the Holder a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S.$” or “Dollars” means the lawful currency of the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof. For purposes of the definition of Change of Control only, so long as the Permitted Holders hold a number of shares of Capital Stock of the Issuer sufficient to allow the Permitted Holders to elect a majority of the directors on the Board of Directors, shares of common stock that are treated as “neutral investment” under Mexican law and provide for voting rights only with respect to a limited number of directors on the Board of Directors, including the Series N Limited Voting Rights Stock, shall be deemed not to constitute Voting Stock.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares or equivalent shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

Issued in •, Mexico on July 27, 2006

Signed in facsimile for and on behalf of

ALESTRA, S. de R.L. de C.V.

By:
Name:
Title:

Annex A to the Note

Payment Date in	Principal Amount Due
February 2007	$3,846,153.85
May 2007	$3,846,153.85
August 2007	$3,846,153.85
November 2007	$3,846,153.85
February 2008	$3,846,153.85
May 2008	$3,846,153.85
August 2008	$3,846,153.85
November 2008	$3,846,153.85
February 2009	$3,846,153.85
May 2009	$3,846,153.85
August 2009	$3,846,153.85
November 2009	$3,846,153.85
February 2010	$3,846,153.85

TOTAL	$50,000,000.00

Annex B to the Note

Notice of LIBOR And Reserve Determination

Interest Determination Date:

Related Payment Date:

First Day of Applicable Interest Period:

LIBOR for Such Interest Period:                                              %

Required Coverage Amount (as defined in the Security Agreement)

  in Effect for such Interest Period: $

Withdrawal Threshold (as defined in the Security Agreement)

  in Effect for such Interest Period: $

SCHEDULE 2

OPINION OF LEGAL COUNSEL FOR THE ISSUER

[TO COME]

S-1